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              MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1997 AND 1996

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                                                       1997           1996
                                                       ----           ----

1.  Net income                                    $ 4,898,264    $ 4,304,408

2.  Weighted average number of
    common shares outstanding
    during the period                               8,316,801      8,748,654

3.  Dilutive securities, primarily
    shares issuable upon exercise
    of stock options outstanding
    during period, based on higher
    of average or period-end values                   258,710        194,481

4.  Weighted average number of
    common shares outstanding
    during the period, assuming
    dilution (2 + 3)                                8,575,511      8,943,135

5.  Basic earnings per share
    (1 divided by 2)                                 $    .59       $    .49

6.  Diluted earnings per share
    (1 divided by 4)                                 $    .57       $    .48


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